SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

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                         Date of Report: August 31, 2006
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                       (Date of earliest event reported)

                  Zond Windsystem Partners, Ltd., Series 85-C,
                        a California Limited Partnership
                        --------------------------------
             (Exact Name of Registrant as Specified in its Charter)

               California            000-51511              77-0081345
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             (State or Other        (Commission              (IRS Employer
   Jurisdiction of Incorporation)    File Number)        Identification No.)

               1221 Lamar Street, Suite 1600, Houston, Texas 77010
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                    (Address of Principal Executive Offices)

                                 (713) 853-0530
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              (Registrant's telephone number, including area code)

                                      N/A
                                      ---
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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Item 1.02 Termination of a Material Definitive Agreement.
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         On August 31, 2006, Zond Windsystem Partners, Ltd., Series 85-C, a
California Limited Partnership (the "Partnership"), sold substantially all of its assets to SeaWest Power Resources LLC ("SeaWest"), pursuant to the Assignment and Bill of Sale dated as of August 31, 2006 (the "Purchase Agreement"). Effective concurrently therewith, the Partnership and Enron Wind Systems, LLC, a California limited liability company ("EWS"), entered into the Termination of Windsystem Management Agreement (the "Termination Agreement"). In accordance with the Termination Agreement, the parties terminated the Windsystem Management Agreement dated as of November 4, 1985, between EWS and the Partnership (the "Management Agreement"). Also in connection with the sale transaction, effective as of August 31, 2006, EWS and SeaWest Asset Management Services, LLC ("SAMS") terminated that certain Windsystem Operation and Maintenance Agreement dated as of April 23, 2003 (the "O&M Agreement"), pursuant to which SAMS operated and maintained the Partnership's wind turbines and other wind project assets. The Partnership did not incur any early termination penalties in connection with the termination of the Management Agreement, and neither EWS nor the Partnership incurred any demobilization fees in connection with the termination of the O&M Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.
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         On August 31, 2006, pursuant to the Purchase Agreement, the Partnership sold to SeaWest the 200 Vestas V17 wind turbines owned by the Partnership and all related equipment and other assets of the Partnership located at the site of such wind turbines. The assets sold by the Partnership pursuant to the Purchase Agreement constituted substantially all of the assets of the Partnership. Pursuant to the terms of the Purchase Agreement, as of August 31, 2006, the Partnership received consideration of $1,011,650 in cash.

         Through August 31, 2006, SAMS, a wholly owned subsidiary of SeaWest, operated and maintained the Partnership's wind turbines and other project assets pursuant to the O&M Agreement. As a result of the termination of the O&M Agreement and the Management Agreement, SAMS no longer provides services for EWS relating to the Partnership or its assets or operations.

         The Partnership is in the process of liquidation. The proceeds received by the Partnership from the sale of substantially all of its assets will not be sufficient to cover the liquidation expenses of the Partnership and pay the Partnership's debts, including the unpaid principal and interest due under the promissory notes payable by the Partnership to EWS (the "Purchase Notes").
At August 31, 2006, approximately $0.8 million of outstanding principal, and $2.5 million of accrued interest in arrears, was due to EWS under the Purchase Notes.

         In connection with the sale transaction, EWS released its liens and other security interests in the wind turbines and related wind project assets sold by the Partnership to SeaWest. As the Partnership will not be able to fully repay the principal and interest accrued under the Purchase Notes prior to the termination and winding-up of the Partnership, the Partnership will realize discharge of indebtedness income for federal income tax purposes. The Partnership's income from the discharge of indebtedness will be allocated to each partner, on a pro rata basis, and reported to each partner on Schedule K-1 for the year in which the discharge of indebtedness takes place. In addition, the Partnership believes that there will be no remaining proceeds from the liquidation of the Partnership's assets available for distribution to the partners.

         A copy of the Purchase Agreement is attached hereto as Exhibit 10.1.


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Item 9.01 Financial Statements and Exhibits.
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(c) Exhibits.

10.1 Assignment and Bill of Sale dated as of August 31, 2006, between the Partnership and SeaWest Power Resources LLC.




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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               Zond Windsystem Partners, Ltd. Series 85-C,
                               a California Limited Partnership
                               By:  Zond Windsystems Management V LLC,
                                    General Partner


Date: September 7, 2006        By:    /s/ Jesse E. Neyman
                                    --------------------------------
                               Name:   Jesse E. Neyman
                               Title:  President and Chief Executive
                                       Officer